Exhibit 99.1

Financial Contact:	Press Contact:
Mike Knapp IDT Investor Relations Phone: (408) 284-6515 E-mail: mike.knapp@idt.com	Carolyn Robinson IDT Worldwide Marketing Phone: (408) 284-8200 E-mail: carolyn.robinson@idt.com

IDT SUBMITS PROPOSAL TO ACQUIRE TUNDRA SEMICONDUCTOR

All Cash Offer of CDN$6.25 per Share Provides Increased Benefits to Tundra Shareholders and Common Customers

SAN JOSE, Calif., April 27, 2009 – IDT® (Integrated Device Technology, Inc.; NASDAQ: IDTI), a leading provider of essential mixed signal semiconductor solutions that enrich the digital media experience, today announced it has submitted a written proposal to acquire Tundra Semiconductor Corporation (TSX: TUN) in an all cash offer at a price of CDN$6.25 per share, or an aggregate purchase price of approximately CDN$120.8 million.

Tundra is presently a party to an agreement (the Gennum Agreement) for Gennum Corporation (Gennum; TSX: GND) to acquire Tundra with a mixture of cash and stock. The IDT proposal constitutes a premium of 12%, based on Gennum’s 5-day volume weighted average price of CDN$4.59 per share ended April 24. The Tundra board of directors has determined that the IDT proposal is a superior proposal under the Gennum Agreement.

“IDT is excited to present Tundra with an acquisition proposal, which we believe offers significant value to Tundra’s shareholders. The strength of Tundra in serial switching and bridging using PCI Express®, Rapid IO® and VME, combined with IDT’s mixed-signal portfolio and channel capabilities, would reinforce IDT’s leadership in interconnect solutions for the communication, computing, and embedded segments,” said Dr. Ted Tewksbury, president and CEO at IDT. “We believe that this strategic business combination would provide customers with a broader product offering as well as improved service, support and future roadmap of serial connectivity innovations. In addition, we expect the proposed acquisition would be accretive to IDT’s non-GAAP EPS in the third full quarter of combined operations.”

Pursuant to the terms of the Gennum Agreement, Gennum has a five business day period that ends at 11:59 pm (EDT) on Friday, May 1, 2009 in which to match the IDT proposal. The IDT Board of Directors has unanimously approved the acquisition proposal to Tundra, and entry into a definitive agreement with Tundra in connection with the IDT proposal, subject to the Gennum five business day matching period and the termination of the Gennum Agreement.

Tundra is a semiconductor company headquartered in Ottawa, Ontario, Canada that supplies communications, computing and storage companies with system interconnect products, intellectual property and design services backed by customer service and technical support.

About IDT

With the goal of continuously improving the digital media experience, IDT integrates its fundamental semiconductor heritage with essential innovation, developing and delivering low-power, mixed signal solutions that solve customer problems. Headquartered in San Jose, Calif., IDT has design, manufacturing and sales facilities throughout the world. IDT stock is traded on the NASDAQ Global Select Stock Market® under the symbol “IDTI.” Additional information about IDT is accessible at www.IDT.com.

Forward Looking Statements

This document includes forward-looking statements. These statements can be identified by the words, “believes,” “views,” “expects,” “projects,” “hopes,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans,” “proposes” and other similar words. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking information, and are based on IDT’s current expectations, estimates, forecasts and projections. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: uncertainty as to whether Tundra will enter into and consummate the proposed acquisition on the terms set forth in the proposed offer, the challenges and costs of closing, integrating, restructuring and achieving anticipated synergies; the ability to retain key employees; and other economic, business, competitive, and/or regulatory factors affecting the business of IDT generally, including those set forth in the filings of IDT, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its annual reports on Form 10-K and quarterly reports on Form 10-Q, its current reports on Form 8-K and other SEC filings. These forward-looking statements speak only as of the date hereof. IDT undertakes no obligation to publicly release the results of any revisions or updates to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Additional Information and Where You Can Find It

This material relates to a proposed business combination transaction between IDT and Tundra which may become the subject of a Management Information Circular filed by Tundra with the Canadian securities regulatory authorities. This material is not a substitute for the Management Information Circular that Tundra may file with the Canadian securities regulatory authorities or any other documents which IDT or Tundra may file or distribute in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE MANAGEMENT INFORMATION CIRCULAR AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain any documents pertaining to the proposed transaction filed by IDT at the SEC’s website (www.sec.gov ) and filed by Tundra with SEDAR at www.sedar.com.

This announcement is for information purposes only and does not constitute or form part of any offer or invitation to purchase, otherwise acquire, subscribe for, sell, otherwise dispose of or issue, or any solicitation of any offer to sell, otherwise dispose of, issue, purchase, otherwise acquire or subscribe for, any security.

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IDT and the IDT logo are trademarks or registered trademarks of Integrated Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.